EXHIBIT 4.16

GRANTOR ACKNOWLEDGMENT

Reference is made to that certain Intercreditor Agreement, dated as of August 6, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and between WELLS FARGO FOOTHILL, INC., as Senior Lien Administrative Agent, and U.S. BANK NATIONAL ASSOCIATION, as Subordinated Lien Creditor Representative.  Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement.

This Grantor Acknowledgment, dated as of January 31, 2011 (this “Grantor Acknowledgment”), is being delivered pursuant to Section 5.16 of the Intercreditor Agreement.

The undersigned, Kansas Star Casino, LLC, a Kansas limited liability company (the “Additional Grantor”), hereby acknowledges and agrees to all terms, conditions and other provisions of the Intercreditor Agreement as a Grantor thereunder, for all purposes thereof on the terms set forth therein, as fully as if the Additional Grantor had acknowledged and agreed to the terms, conditions and other provisions of the Intercreditor Agreement as of the date thereof.

This Grantor Acknowledgment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

THIS GRANTOR ACKNOWLEDGMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The provisions of Section 5 of the Intercreditor Agreement shall apply with like effect to this Grantor Acknowledgment.

(Signature pages follow)

NEWYORK 7982557 (2K)

IN WITNESS WHEREOF, the Additional Grantor has caused this Grantor Acknowledgment to be duly executed by its authorized representative as of the day and year first above written.

KANSAS STAR CASINO, LLC

By:	/s/ Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

NEWYORK 7982557 (2K)	Peninsula Gaming Kansas Star Casino, LLC - Grantor Acknowledgment

 Each of the Senior Lien Administrative Agent and the Subordinated Lien Creditor Representative acknowledges receipt of this Grantor Acknowledgment and agrees to act as Senior Lien Administrative Agent and Subordinated Lien Creditor Representative, respectively, with respect to the Collateral pledged by the Additional Grantor, as of the day and year first above written.

WELLS FARGO FOOTHILL, INC., as the Senior Lien Administrative Agent

By:	/s/ Patrick McCormack
Name: Patrick McCormack
Title: Vice President

NEWYORK 7982557 (2K)	Peninsula Gaming Kansas Star Casino - Grantor Acknowledgment

U.S. BANK NATIONAL ASSOCIATION, as the Subordinated Lien Creditor Representative

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

NEWYORK 7982557 (2K)	Peninsula Gaming Kansas Star Casino, LLC - Grantor Acknowledgment